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
                                                                  Exhibit 12.01

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      Six Months
                                        Ended
                                       June 30,                  Year Ended December 31,
                                      ---------  -----------------------------------------------------
                                         1996       1995       1994      1993(1)   1992(1)    1991(1)
                                      ---------  ---------  ---------  ---------  ---------  ---------
                                                 (thousands of dollars, except ratio data)
Earnings:
Income before federal
  income tax and
  cumulative effects
  of accounting change                $  30,115  $  36,396  $  37,967  $  40,513  $  32,815  $  39,782
Fixed charges, excluding
  interest on annuities
  and financial products                  3,489      6,355      5,027      4,434      4,760      6,130
                                      ---------  ---------  ---------  ---------  ---------  ---------

   Earnings, excluding interest
     on annuities and
     financial products                  33,604     42,751     42,994     44,947     37,575     45,912

Interest on annuities and
  financial products                     42,847     87,034     75,747     70,785     67,708     59,339
                                      ---------  ---------  ---------  ---------  ---------  ---------
  Earnings                            $  76,451  $ 129,785  $ 118,741  $ 115,732  $ 105,283  $ 105,251
                                      =========  =========  =========  =========  =========  =========

Fixed Charges:
Interest expense on debt              $   2,546  $   4,495  $   3,208  $   2,641  $   2,990  $   4,381
Interest component of
  rent expense                              943      1,860      1,819      1,793      1,770      1,749
                                      ---------  ---------  ---------  ---------  ---------  ---------
  Fixed charges, excluding
    interest on annuities and
    financial products                    3,489      6,355      5,027      4,434      4,760      6,130

Interest on annuities and
  financial products                     42,847     87,034     75,747     70,785     67,708     59,339
                                      ---------  ---------  ---------  ---------  ---------  ---------
  Fixed charges                       $  46,336  $  93,389  $  80,774  $  75,219  $  72,468  $  65,469
                                      =========  =========  =========  =========  =========  =========

Ratios of Earnings to Fixed Charges:
Excluding interest on annuities
  and financial products (2)               9.63       6.73       8.55      10.14       7.89        7.49

Including interest on annuities
  and financial products (3)               1.65       1.39       1.47       1.54       1.45        1.61

(1) The amounts reported are pro-forma and assume the $65 million Term Note was outstanding in years 1993-1991, at LIBOR plus .75%, as more fully described in the Company's financial statements included in its Annual Report on Form 10-K, for the year ended December 31, 1995.
(2) This ratio is comprised of the relationship of "earnings excluding interest on annuities and financial products" to "fixed charges excluding interest on annuities and financial products" as disclosed above.
(3) This ratio is comprised of the relationship of "earnings" to "fixed charges" as disclosed above.

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